AGREEMENT AND PLAN OF MERGER

THIS PLAN OF MERGER (the "Agreement"), dated as of May 8, 1996, is made and entered into by and between CompuDyne Corporation, a Pennsylvania Corporation (the "Company"), and CompuDyne Corporation, a Nevada corporation ("CompuDyne Nevada").

 WITNESSETH:

 WHEREAS, the Company is a Pennsylvania corporation; 1635 Market Street, Philadelphia, PA 19103; and

 WHEREAS, CompuDyne Nevada is a Nevada corporation and a wholly owned subsidiary of the Company; and

 WHEREAS, the respective Boards of Directors of the Company and CompuDyne Nevada have determined that it is desirable to merge (the "Merger") the Company with and into CompuDyne Nevada, with CompuDyne Nevada as the surviving corporation under the name "CompuDyne Corporation"; and

 WHEREAS, the Company, as sole shareholder of CompuDyne Nevada, has executed a written consent approving the Merger.

 NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                                  MERGER

 On the effective date of the Merger (hereinafter referred to as the "Effective Date") as provided herein, the Company shall be merged with and into CompuDyne Nevada, the separate existence of the Company shall cease and CompuDyne Nevada (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name "CompuDyne Corporation," by virtue of, and shall be governed by, the laws of the State of Nevada. The address of the registered office of the Surviving Corporation in the State of Nevada will be 318 North Carson Street, Suite 214, Carson City, Nevada 89701. The name of the Surviving Corporation shall be CompuDyne Corporation.

                                 ARTICLE II

               ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

 From and after the Effective Date, the Articles of Incorporation (the "Nevada Articles of Incorporation") of CompuDyne Nevada (as in effect at the Effective Date) shall be the Articles of Incorporation of the Surviving Corporation unless and until amended in accordance with applicable law.





                                ARTICLE III

                    BYLAWS OF THE SURVIVING CORPORATION
 From and after the Effective Date, the Bylaws (the "Nevada Bylaws") of CompuDyne Nevada (as in effect at the Effective Date) shall be the Bylaws of the Surviving Corporation unless and until amended in accordance with applicable law.

                                ARTICLE IV

               EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

 4.01. On the Effective Date, each outstanding share of common stock of the Company, $.75 par value per share (the "Common Stock"), shall be converted into and exchanged for one share of common stock, $.75 par value per share (the "Nevada Common Stock"), of CompuDyne Nevada; each outstanding share of Series D Preference Stock of the Company, no par value per share ( the "Pennsylvania Series D Preference Stock"), shall be converted into and exchanged for one share of a series of preference stock of CompuDyne Nevada, no par value per share (the "Nevada Series D Preference Stock"), with designations, preferences, powers, rights, qualifications, limitations and restrictions equivalent to the Pennsylvania Series D Preference Stock; and each outstanding share of Nevada Common Stock held by the Company immediately before the effective time of the Merger shall be retired and canceled and assume the status of authorized but unissued shares of Nevada Common Stock.

 4.02. All outstanding options, warrants and other rights to acquire the Common Stock outstanding on the Effective Date will automatically be converted into equivalent options, warrants and other rights to purchase the same number of shares of Nevada Common Stock. In addition, each of the Company's employee benefit plans shall be continued and assumed by CompuDyne Nevada.

 4.03. After the Effective Date, certificates representing shares of the Common Stock and the Pennsylvania Series D Preference Stock will represent shares of Nevada Common Stock and Nevada Series D Preference Stock, as the case may be, and upon surrender of the same to the transfer agent for the Company, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Nevada Common Stock or Nevada Preferred Stock, as the case may be, into which such shares shall have been converted pursuant to
Article 4.01 of this Agreement. The stock transfer books of the Company will be closed upon effectiveness of the Merger and all subsequent transfers of record of certificates previously representing shares of capital stock will be made in the stock transfer books of CompuDyne Nevada.

                                 ARTICLE V

          CORPORATE EXISTENCE, POWERS AND LIABILITIES OF SURVIVING
                                 CORPORATION

 5.01. On the Effective Date, the Merger shall have the effects set forth in Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law (the "PBCL") and Sections 92A.250 and 92A.260 of the Nevada General Corporation Law (the "NGCL"). All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Company, its shareholders, Board of Directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Company. The employees and agents of the Company shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of the Company.

 The requirements of any plans or agreements of the Company involving the issuance or purchase by the Company of certain shares of its capital stock shall be satisfied by the issuance or purchase of one share of the Surviving Corporation for every one share of the Common Stock.

 5.02. The Company agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of the Company and otherwise to carry out the intent and purposes of this Agreement.

                                 ARTICLE VI

                  OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

 6.01. The directors of the Company at the Effective Date shall be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or appointed and qualified or until their earlier death, resignation or removal in accordance with the Nevada Articles of Incorporation, the Nevada Bylaws and applicable law. From and after the Effective Date, the officers of the Company shall be the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Nevada Articles of Incorporation, the Nevada Bylaws and applicable law. As of the Effective Date, the committees of the Board of Directors of the Surviving Corporation shall be the same as and shall be composed of the same persons who are serving on the committees of the Board of Directors of the Company as they existed immediately before such date.

 6.02. If, upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Nevada Bylaws.

                                 ARTICLE VII

             APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE, CONDUCT OF
                        BUSINESS PRIOR TO EFFECTIVE DATE

 7.01 As soon as practicable after approval of this Agreement by the shareholders of the Company, the Company and CompuDyne Nevada will execute Articles of Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretaries of State of Pennsylvania and Nevada, respectively, in accordance with the PBCL and the NGCL, as appropriate. The Effective Date shall be the date on which the Merger becomes effective under the PBCL or the date on which the Merger becomes effective under the NGCL, whichever occurs later.

 7.02. The Boards of Directors of the Company and CompuDyne Nevada may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of the Company may not change: (1) the amount or kind of shares, obligations, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the constituent corporations; (2) any term of the Nevada Articles of Incorporation to be effected by the Merger; and (3) any of the terms and conditions of this Agreement if the change would adversely affect the holders of any shares of the constituent corporations.

                                ARTICLE VIII

                           TERMINATION OF MERGER

 This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Boards of Directors of the Company and CompuDyne Nevada. In the event of such termination and abandonment, this Agreement shall become null and void and have no effect, without any liability on the part of any party to this Agreement or to their shareholders, directors or officers.

                                ARTICLE IX

                               MISCELLANEOUS

 This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

 IN WITNESS WHERE OF, the parties hereto have caused this Agreement to be duly and validly executed, as of the date first above written.


COMPUDYNE CORPORATION                      COMPUDYNE CORPORATION
 a Pennsylvania corporation                 a Nevada corporation


/s/  Martin Roenigk                         /s/  Martin Roenigk
-------------------                         -------------------
 By: Martin Roenigk                          By: Martin Roenigk
 President                                   President

 ATTEST:                                    ATTEST:


/s/ Diane Burns                             /s/ Diane Burns
-------------------                         -------------------
Diane Burns                                 Diane Burns
Secretary                                   Secretary